Exhibit 10.10

CREDIT AGREEMENT

dated as of July 12, 2012

by and between

IDT TELECOM, INC.,

as Borrower

and

TD BANK, N.A.,

as Lender

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, modified and/or supplemented and in effect, from time to time, this “Agreement”) is made as of July 12, 2012 by and between IDT TELECOM, INC., a Delaware corporation (the “Borrower”), and TD BANK, N.A., a national banking association (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lender has agreed, to extend a certain credit facility to the Borrower (the “Facility”), subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the Borrower and the Lender now desire to enter into this Agreement in order to provide for the terms and conditions upon which the Lender will make the Facility to the Borrower.

NOW, THEREFORE, in consideration of these premises and the mutual representations, covenants and agreements of the Borrower and the Lender, each party binding itself and its successors and assigns, does hereby promise, covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Specific Terms Defined. The following terms (including both the singular and plurals thereof) shall have the meanings respectively assigned to them directly or by reference below in this Section 1.01:

“Adjusted LIBOR Rate” shall mean for any Interest Period for each LIBOR Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Adjusted LIBOR Rate	=	London Interbank Offered Rate
1 – LIBOR Reserve Percentage

“Advance Date” shall mean in relation to any Revolving Credit Loan, the day on which such Revolving Credit Loan is made or to be made to the Borrower.

“Affiliate” shall mean, in relation to any corporation, any Person that (directly or indirectly) controls or is controlled by or is under common control with such corporation. For the purposes of this definition, the term “control”, as used with respect to any Person, shall mean the possession (directly or indirectly) of the power to direct or to cause the direction of the management or the policies of such Person, whether through the ownership of shares of any class in the capital of such Person or by contract or otherwise.

“Agreement” shall have the meaning assigned and ascribed to such term as set forth in the Preamble of this Agreement.

“Base Rate” shall mean the “U.S. Prime Rate” of interest as published in the “ Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published) as such rate may change from time to time. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, the Lender may use a similar nationally published prime or base rate. This rate of interest is a reference rate and is not tied to any external rate of interest or index, nor does it necessarily reflect the lowest rate of interest actually charged by the Lender to any particular class or category of customers of the Lender. The Base Rate shall be set on the Closing Date and is to be adjusted automatically and immediately thereafter from time to time on the same day as the Prime Rate changes, without notice to the Borrower, and any other guarantors or endorsers, if any, and any notice of which they may be entitled is hereby waived. Any such a change in the Base Rate shall not affect or alter the terms and condition of this Agreement or any other Loan Document, all of which shall remain in full force and effect.

“Base Rate Loan” and “Base Rate Loans” shall mean an individual and collective reference, as the context may require, to a Revolving Credit Loan that bears interest at an interest rate based upon the Base Rate.

“Borrower” shall have the meaning assigned and ascribed to such term as set forth in the Preamble of this Agreement.

“Business Day” shall mean (a) any day other than Saturday or Sunday when the Lender is open for business in the State of New Jersey or (b) with respect to any LIBOR Rate Loan, any day which is a Business Day as described in subparagraph (a) above and which is also a day for trading by and between banks in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset.

“Capitalized Lease Obligations” shall mean all Debt represented under a lease agreement that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Flow Available for Debt Service” shall mean, as of the date of determination thereof, the sum equivalent to (a) Net Income after Taxes plus (b) Depreciation, Amortization, Interest Expense, plus (c) the minority interest in the earnings of the Borrower, plus/minus (d) extraordinary or non-recurring expenses or income less (e) any Distributions.

“Change in Control” shall mean the occurrence of an event wherein any ‘person’ or group’ (each as defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) (a) becomes the ‘beneficial owner’ (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of the Equity Interests of the Borrower (or securities convertible into or exchangeable for such Equity Interests) representing [thirty (30%)] percent or more of the combined voting power for such Equity Interests of the Borrower (on a fully diluted basis) or (b) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean a reference to the U.S. Internal Revenue Code of 1986, as amended, and rules and regulations related thereto.

“Collateral Documents” shall mean a collective reference to any agreement, instrument and/or document that creates or purports to create a Lien in favor of the Lender (excepting therefrom any document executed in connection with the Letter of Credit Facility), all as same may be amended, modified or supplemented from time to time.

“Continue”, “Continuation” and “Continued” shall refer to the continuation of a LIBOR Rate Loan from one LIBOR Interest Period to the next LIBOR Interest Period.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convert”, “Conversion” and “Converted” shall refer to a conversion of any Base Rate Loan into a LIBOR Rate Loan or of any LIBOR Rate Loan into a Base Rate Loan.

“Credit Extension” and “Credit Extensions” shall mean an individual and collective reference to, as the context may apply, the making of a Revolving Credit Loan.

“Debt” shall mean with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for money borrowed including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition agreements), (c) all obligations of any such Person as lessee under any leases to the extent such obligations are required to be capitalized in accordance with GAAP, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all guaranty obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit (excepting therefrom any letters of credit issued in connection with the Letter of Credit Facility), whether or not drawn, including, without limitation, any reimbursement obligation, and banker’s acceptances issued for the account of any such Person, and (g) all mandatory obligations of any such Person to redeem, repurchase, exchange, defease or otherwise to make payments in respect of capital stock or other securities or partnership interests of such Person; provided, however, that notwithstanding the foregoing, the term “Debt” shall not include trade payables, accrued expenses and deferred revenue as may be shown the balance sheet of such Person.

“Debt Service” shall mean, as of the date of determination thereof, the sum equivalent to Interest Expense plus all principal payments on Debt that was scheduled to come due during the period being measured.

“Debt Service Coverage Ratio” shall mean as of the date of determination thereof, the ratio equivalent to Cash Flow Available for Debt Service divided by total Debt Service (inclusive of all Capitalized Lease Obligations) that was scheduled to come due during the period being measured.

“Default” shall mean any of the events of default as defined and described in Article IX of this Agreement, whether or not any requirement for the giving of notice, passing of time, or both, or the happening of any other condition, has been satisfied.

“Default Rate” shall mean that, to the extent permitted by law, whenever there is any Event of Default under the Loan Documents, the rate of interest on the unpaid principal balance of the Facility shall, at the option of the Lender, be four (4%) percent per annum in excess of the rate of interest provided for in the Loan Documents. The Borrower acknowledges that: (a) such additional rate is a material inducement to the Lender to make the Facility; (b) the Lender would not have made the Facility in the absence of the agreement of the Borrower to pay such default rate; (c) such additional rate represents compensation for increased risk to the Lender that the Facility will not be repaid; and (d) such rate is not a penalty and represents a reasonable estimate of (i) the cost to the Lender in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Facility and (ii) compensation to the Lender for losses that are difficult to ascertain.

“Deficit Notification” shall have the meaning assigned and ascribed to such term as set forth in Section 7.03 of this Agreement.

“Disposition” or “Dispose” shall mean an individual and collective reference, as the context may apply, to the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” shall mean the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in the shares of common stock of the Borrower, directly or indirectly through a Subsidiary or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower; provided, however, that in calculation of the Debt Service Coverage Ratio, the calculation of ‘Distribution’ shall not include the declaration of any dividend on or in respect of any shares of any class of capital stock of the Borrower and solely shall refer to actual payments of any dividend on or in respect of any shares of any class of capital stock of the Borrower.

“Dollar” and “Dollars” shall mean an individual and collective reference, as the context may apply, to lawful currency of the United States of America.

“EBITDA” shall mean as of the date of determination thereof, the sum equivalent to Earnings before Interest Expense, Tax Expense, Depreciation and Amortization plus/minus any extraordinary or non-recurring expenses or income.

“Embargoed Person” shall have the meaning assigned and ascribed to such term as set forth in Section 5.29 of this Agreement.

“Environmental Law” or “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and regulations now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health and safety as it relates to the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. §180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. §7401 et seq.); the Clean Air Act, as amended (42 U.S.C. §740 et seq.); the Federal Pollution Control Act, as amended (33 U.S.C. §1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. §651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. §300f et seq.); the Food, Drug and Cosmetic Act, as amended (21 U.S.C. §301 et seq.); the Medical Waste Tracking Act of 1988, Pub. L. No. 100-582, 102 Stat. 2950 (1988), and their state and local counterparts or equivalents and any transfer of ownership, notification or approval statutes such as the New Jersey Industrial Site Recovery Act (N.J.S.A. §13:1K-6 et seq.); the New Jersey Leaking Underground Storage Tank Act (N.J.S.A. §58:10a-21 et seq.); and the Spill Compensation and Control Act (N.J.S.A. §58:10-23.11 et seq.).

“Environmental Liabilities and Costs” shall mean, as to any Person, all liabilities obligations, responsibilities, a Remedial Action, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, and which arise from any environmental, health or safety conditions, or a Release or conditions that are reasonably likely to result in a Release, and result from the past, present or future operations of such Person or any of its Subsidiaries.

“Environmental Lien” shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Interests” shall mean, with respect to any Person, all of the shares (common or preferred) of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares (common or preferred) of capital stock of (or other ownership of profit interests in) such Person, all of the securities convertible into or exchangeable for shares (common or preferred) of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such common or preferred shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b), (c), (m), or (o) of the Tax Code.

“ERISA Event” shall mean, as to the Borrower, (a) a Reportable Event with respect to a Title IV Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a ‘substantial employer’ as defined in Section 4001(a) (2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multi-employer Plan, (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Sections 4041 of ERISA, (e) the institution of proceedings to terminate a Title IV Plan or Multi-employer Plan by the PBGC, or (f) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or the imposition of any liability under Title IV or ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurocurrency Liabilities” shall have the meaning assigned and ascribed to such term as set forth in Regulation D.

“Expenses” shall have the meaning assigned and ascribed to such term as set forth in Section 6.09 of this Agreement.

“Event of Default” or “Events of Default” shall mean any of the events of default as defined and described in Section 9.01 of this Agreement; provided that any requirement for the giving of notice, the passing of time, or both, or the happening of any other condition, has been satisfied.

“Excluded Taxes” shall mean any taxes imposed on the Lender’s net income by a Governmental Authority, Taxes attributable to the status, nationality or governing Law attributable to the Lender or any Person to whom all or any part of the Lender’s interests have been transferred and any interest, penalties or additions to Taxes resulting from the action or inaction of the Lender or any Person to whom all or any part of the Lender’s interests have been transferred.

“Facility” shall have the meaning assigned and ascribed to such term as set forth in the second Recital of this Agreement.

“Financial Statements” shall mean those certain financial statements, dated as of 07/31/11, issued by Grant Thorton, with respect to the operations of the Borrower and delivered to the Lender.

“Financing Statements” means the UCC-1 Financing Statements to be filed with applicable Governmental Authorities pursuant to which the Lender shall perfect its security interest in the Collateral.

“Fiscal Quarter” shall mean the following three (3) month periods of each Fiscal Year (or such other three months as agreed upon by the Borrower and the Lender):

August 1	October 31
November 1	January 31
February 1	April 30
May 1	July 31

“Fiscal Year” shall mean that twelve (12) month period commencing on August 1 and ending on July 31 of each year (or such other twelve month as agreed upon by the Borrower and the Lender).

“FRB” shall mean a reference to the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.

“GAAP” or “Generally Accepted Accounting Principles” shall mean generally accepted principles and practices for financial statements as developed and modified by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Securities and Exchange Commission, the stock exchanges and industry practices and custom, applied on a consistent basis.

“Governmental Authority” or “Governmental Authorities” shall mean, an individual and collective reference to, as the context may require, any federal, state, county or municipal governmental agency, board, commission, officer, official or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government whose consent or approval is required as a prerequisite to (a) the continued uninterrupted operation and occupancy of the Borrower’s business operations, or (b) the performance of any act or obligation or the observance of any agreement or condition of the Borrower under this Agreement or the other Loan Documents.

“Hedging Agreements” shall mean any and all derivative, interest or currency swap, fixture, option or other interest rate protection or similar agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions.

“Hedge Obligations” shall mean any and all obligations of any Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedging Agreements and (b) any and all cancellations, buy backs, reversals, terminations of any of the foregoing.

“Indemnified Party” and “Indemnified Parties” shall have the meaning assigned and ascribed to such terms as set forth in Section 6.14 of this Agreement.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” shall have the meaning assigned and ascribed to such term as set forth in Section 5.20 of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Law” and “Laws” shall mean, an individual and collective reference to, as the context may require and as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and all international, foreign, Federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, including all disclosure requirements of ERISA and the requirements of Environmental Laws, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lender” shall have the meaning assigned and ascribed to such term as set forth in the Preamble of this Agreement.

“Letter of Credit Facility” shall mean that certain $3,000,000.00 letter of credit loan facility made available by the Lender to the Borrower pursuant to the terms, conditions and provisions of (a) that certain Master Letter of Credit Agreement, dated as of March 30, 2012, by and between the Borrower and the Lender and (b) all other documents executed and/or delivered in connection therewith, as all of the foregoing may be from time to time amended, modified, extended, renewed, substituted, restated and/or refinanced.

“Leverage Ratio” shall mean, as of the date of determination thereof, the ratio equivalent to (a) Senior Funded Debt divided by (b) EBITDA.

“LIBOR Interest Period” shall mean, with respect to any LIBOR Rate Loan, a period of one month (including continuations and conversions thereof); provided however, (a) if any LIBOR Interest Period would end on a day which is not a Business Day, such LIBOR Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no LIBOR Interest Period shall extend beyond the Revolving Credit Maturity Date, and (c) any LIBOR Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period.

“LIBOR Rate Election” shall mean the election by the Borrower of the Adjusted LIBOR Rate.

“LIBOR Rate Loan” and “LIBOR Rate Loans” shall mean an individual and collective reference, as the context may require, to a Revolving Credit Loan that bears interest at an interest rate based upon the Adjusted LIBOR Rate.

“LIBOR Reserve Percentage” shall mean for any day during any LIBOR Interest Period , that percentage (expressed as a decimal, carried out to five decimal places) which is in effect, from time to time, under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency Liabilities (or against any other category of liabilities that includes deposits by reference to which the interest rate of a LIBOR Rate Loan is determined), whether or not the Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. LIBOR Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to the Lender. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Liquid Assets” shall mean, as of the date of determination thereof, the sum equivalent to unencumbered and unrestricted cash and/or marketable securities.

“London Banking Days” shall mean any day, other than Saturday or Sunday, on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“London Interbank Offered Rate” shall mean with respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR” ) as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 A.M. (London time) 2 London Banking Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period; provided however, if more than one BBA LIBOR Rate is specified, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term London Interbank Offered Rate shall mean, with respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Lender to be the average rates per annum at which deposits in dollars are offered for such LIBOR Interest Period to major lenders in the London Interbank market in London, England at approximately 11:00 A.M. (London time) two (2) London Banking Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period.

“Loan Documents” shall mean any and all agreements, documents, certificates and instruments executed by the Borrower or any other Person or delivered by the Borrower to the Lender pursuant to and in connection with the Facility and this Agreement, including, without limitation, the Collateral Documents.

“Margin Stock” shall mean a reference to ‘margin stock’, as such term is defined in Regulation T, Regulation U and
Regulation X.

“Material Adverse Effect” shall mean, with respect to any Person, a material adverse effect on (a) the properties, business, prospects, operations or condition (financial or otherwise) of such Person, taken as a whole, or (b) the ability of such Person to perform its obligations under the Loan Documents to which they are a party.

“Material Contract” and “Material Contracts” shall mean, an individual or collective reference to, as the context may require and as to any Person, each contract or agreement to which such Person is a party involving aggregate consideration payable to or by such person in excess of $4,500,000.00 per annum for retail agreements and $3,000,000.00 per annum for carrier contracts and all other contracts or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Mulitemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or has been obligated to make contributions.

“Notice of Borrowing” shall have the meaning assigned and ascribed to such term as set forth in Section 2.02(c) of this Agreement and shall be in form and substance reasonably similar to the form attached hereto and made a part hereof as
Exhibit 2.02(c).

“Notice of Conversion/Continuation” shall have the meaning assigned and ascribed to such term as set forth in Section 2.02(f) of this Agreement, and shall be in form and substance substantially similar to that form attached hereto and made a part hereof as Exhibit 2.02(f)”.

“Obligation” and “Obligations” shall mean an individual and collective reference to, as the context may require, any and all of the indebtedness, obligations, liabilities, and agreements of every kind and nature of the Borrower to or with the Lender, or to or with any affiliate of the Lender, or of any guarantor of the Borrower’s indebtedness, obligations, liabilities and agreements to or with the Lender or to or with any affiliate of the Lender, now existing or hereafter arising, and now or hereafter contemplated, pursuant to this Agreement, the Loan Documents or otherwise (excepting therefrom any indebtedness, obligations, liabilities, and agreements of every kind and nature of the Borrower to or with the Lender arising or emanating from either the Letter of Credit Facility or an Automated Clearing House facility) absolute or contingent, joint or several, liquidated or unliquidated, secured or unsecured, arising by operation of law or otherwise, including without limitation any future advances, renewals, extensions or changes in form of, or substitutions for, any of said indebtedness, obligations or liabilities, the other sums and charges to be paid to the Lender pursuant to this Agreement or any of the Loan Documents to which the Borrower is a party including, without limitation, any indebtedness or liabilities arising out of or from any Hedging Agreement (including, without limitation, the Hedge Obligations) and all interest and late charges on any of the foregoing.

“OFAC” shall have the meaning assigned and ascribed to such term as set forth in Section 5.29 of this Agreement.

“Organizational Documents” shall mean, with respect to the Borrower and any of its Subsidiaries, its certificate of incorporation, by-laws, and shareholders agreement (or equivalent or comparable constitutive documents).

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” shall mean any permit, approval, authorization, license, variance, or permissions required from a Governmental Authority under applicable Law.

“Permitted Encumbrances” shall mean, with respect to the Collateral, the following: (a) liens for taxes, assessments or governmental charges not then due and payable or not then delinquent; (b) liens for taxes, assessments or governmental charges the validity of which are being contested in good faith by the Borrower by appropriate proceedings, provided that the Borrower shall have maintained reasonably adequate reserves (as determined by the Borrower in its reasonable discretion) and accrued the estimated liability on the Borrower’s combined balance sheet for the payment of same; (c) liens created or contemplated by the Loan Documents; (d) liens granted by the Borrower in connection with the financing of the purchase or lease of any Capital Expenditures (as such term is defined pursuant to GAAP); (e); liens in existence as of the Closing Date and set forth on Schedule 1.01 of this Agreement; (f) Liens permitted pursuant to Section 8.01 of this Agreement; and (g) liens in favor of or consented to by the Lender.

“Person” or “Persons” shall mean any one or more individuals, partnerships, corporations (including a business trust), joint stock companies, trusts, unincorporated associations, joint ventures or other entities, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

“Plan” shall mean any ‘employee pension benefit plan’ (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, or any successor statute or regulation thereto.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, or any successor statute or regulation thereto.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, or any successor statute or regulation thereto.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, or any successor statute or regulation thereto.

“Release” shall mean, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration by such Person of a contaminant into the indoor or outdoor environment or into or out of any property owned by such Person or any of it Subsidiaries, including the movement of contaminants through or in the air, soil, surface water, groundwater or property.

“Remedial Action” shall mean all actions required to (a) clean up, remove, treat or in any other way address contaminants in the indoor or outdoor environment, as may be required by any applicable Law or Governmental Authority; (b) prevent a Release or condition that is reasonably likely to result in a Release or minimize further release of contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 (b) (1), (2), (3), (5), (6), (8) or (9) of ERISA.

“Requirements of Law” shall mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and all federal, state and local laws, rules, regulations, orders, decrees or other determinations of an arbitrator, court or other Governmental Authority, including all disclosure requirements of ERISA and the requirements of Environmental Laws, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, corporate controller or any other officer of the Borrower identified to and acceptable to the Lender.

“Restricted Payment” shall mean any dividend or other Distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Revolving Credit Commitment” shall mean the amount equivalent to Twenty Five Million and 00/100 ($25,000,000.00) Dollars.

“Revolving Credit Loan” and “Revolving Credit Loans” shall have the meaning assigned and ascribed to such terms as set forth in Section 2.01(a) of this Agreement.

“Revolving Credit Maturity Date” shall mean June     , 2014.

“Revolving Credit Note” shall mean that certain revolving credit note, dated as of the date of this Agreement, in the aggregate principal amount of up to Twenty Five Million and 00/100 ($25,000,000.00) Dollars, executed by the Borrower in favor of the Lender.

“Senior Funded Debt” shall mean, as of the date of determination thereof, the sum equivalent to all Debt that does not constitute Subordinated Debt.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities, including contingent and unliquidated liabilities, of such Person, (b) such Person is able to pay all liabilities of such Person as they mature, and (c) such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at anytime, such liability will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” shall mean, at any particular time, all Debt of the Borrower that shall be expressly subordinated upon written terms and conditions, satisfactory to the Lender, in right of payment to the prior payment in full of all of the Obligations.

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (b) any other Person (other than a corporation) in which such Persons and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

“Tax Code” shall mean the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time (26 U.S.C. §31 et seq.).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche” and Tranches” shall mean an individual and collective reference to, as the context may require, all LIBOR Rate Loans and the then current Interest Periods with respect to such LIBOR Rate Loans which begin on the same date and end on the same later date (whether or not such LIBOR Rate Loans shall originally have been made on the same day).

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New Jersey; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority Lender’s security interest in any of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New Jersey, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purpose of the provisions thereof relating to such attachment, perfection or priority.

Section 1.02 Rules of Interpretation and Construction. In this Agreement, unless the context otherwise requires:

(a) Articles and Sections mentioned by number only are the respective Articles and Sections of this Agreement as so numbered;

(b) Words importing a particular gender shall mean and include the other gender and words importing the singular number mean and include the plural number and vice versa;

(c) Unless otherwise defined herein, all words and terms set forth and defined in the other Loan Documents shall have the same meaning as set forth in the Loan Documents, as if fully set forth in this Agreement;

(d) Each reference in this Agreement to a particular Person shall be deemed to include a reference to such Person’s successors and permitted assigns.

(e) Any headings preceding the texts of the several Articles and Sections of this Agreement, and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(f) The terms “herein”, “hereunder”, “hereby”, “hereto”, and any words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; terms as used in this Agreement refer to this Agreement; the term “heretofore” shall mean before the date of execution of this Agreement; and the term “hereafter” shall mean after the date of execution of this Agreement;

(g) If any clause, provision or section of this Agreement shall be determined to be apparently contrary to or conflicting with any other clause, provision or section of this Agreement, then the clause, provision or section containing the more specific provisions shall control and govern with respect to such apparent conflict;

(h) The word “and” when used from time to time herein shall mean “or” or “and/or” if such meaning is expansive of the rights or interests of the Lender in the given context;

(i) The term “including” is by way of example and not limitation; and

(j) In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the word “through” shall mean “to and including”.

Section 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed and defined in conformity and in accordance with and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b) Changes in GAAP. If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, the Borrower and the Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or in the application thereof; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect and applied immediately prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or in the application thereof.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Reference to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and any Contractual Obligation, shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

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ARTICLE II

AMOUNT AND TERMS OF THE FACILITY

Section 2.01 Commitment to Lend.

(a) Subject to the terms and conditions set forth in this Agreement, the Lender shall make loans (each such loan, a “Revolving Credit Loan” and collectively, the “Revolving Credit Loans”), from time to time, to the Borrower, on any Business Day, in such amounts as the Borrower may request and the Borrower may borrow, repay, and re-borrow, from time to time, between the date of this Agreement and the Revolving Credit Maturity Date, upon notice by the Borrower to the Lender given in accordance with Section 2.02 of this Agreement, up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at one time equal to the Revolving Loan Commitment. Each request for a Revolving Credit Loan hereunder shall constitute a representation the Borrower that the conditions set forth in this Agreement, applicable to such Revolving Credit Loan, have been satisfied or waived on the date of such request.

(b) The Lender may, from time to time, in its sole and absolute discretion, permit the outstanding principal balance of all Revolving Credit Loans to exceed the Revolving Credit Commitment. In such event, any time and from time to time, the Borrower shall immediately repay to the Lender such portion of the outstanding principal balance of all Revolving Credit Loans that exceeds the Revolving Credit Commitment or provide for other financial accommodations which equals the amount(s) by which the Revolving Credit Commitment has been exceeded. If the amount of the outstanding principal balance of all Revolving Credit Loans exceeds the Revolving Credit Commitment at any time, such excess shall also be subject to the terms of this Agreement.

Section 2.02 Borrowing Procedures. Subject to all of the applicable terms and conditions of this Agreement, each Revolving Credit Loan shall be made by the Lender, at such times and in such amounts, shall be, inter alia, requested by a Borrower in compliance with this Section 2.02:

(a) Each Revolving Credit Loan shall be in a minimum amount of $100,000.00 and in integral multiples thereafter of $10,000.00;

(b) In no event shall the sum of, as of the proposed Advance Date, (i) the outstanding principal amount of all Revolving Credit Loans (after giving effect to all amounts requested) exceed the Revolving Credit Commitment.

(c) Each Revolving Credit Loan shall be made on notice given by a Responsible Officer of the Borrower to the Lender not later than 11:00 a.m. (a “Notice of Borrowing”), on the date that is one (1) Business Day prior to the requested Advance Date. Each such Notice of Borrowing shall be by electronic mail (provided such mail is executed and delivered via PDF format) or facsimile, in each case confirmed immediately in a signed writing by the Borrower specifying therein (1) the requested Advance Date, (2) the amount of such Revolving Credit Loan, (3) the interest rate to be accrue for such Revolving Credit Loan and (z) any exceptions to the covenants, representations and warranties set forth in this Agreement. Subject to the terms and conditions hereof, the Lender shall make each Revolving Credit Loan available on the requested Advance Date by depositing the proceeds thereof in immediately available funds in the account of the Borrower with the Lender by 3:00 pm. Notwithstanding any provision of this subsection (c) to the contrary, the Borrower, in the case of a Revolving Credit Loan, covenants and agrees to be liable for all sums either: (A) advanced in accordance with the written instructions of a Responsible Officer or (B) credited to the Borrower’s demand deposit account with the Lender in accordance with the written instructions of a Responsible Officer.

(d) All Revolving Credit Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, in no event shall there be more than three (3) Tranches outstanding at any time.

(e) Notwithstanding any provision of this Section 2.03 to the contrary, in no event shall the Lender be obligated, nor shall the Borrower knowingly request the Lender, to make any Revolving Credit Loan upon the occurrence of a Default or an Event of Default.

(f) The Borrower may elect, from time to time, to (i) Convert any LIBOR Rate Loan to a Base Rate Loan or (ii) Convert a Base Rate Loan to a LIBOR Rate Loan, by giving the Lender at least three (3) Business Days’ prior irrevocable notice of such election (a “Notice of Conversion/Continuation”), provided, that any such Notice of Conversion provided with respect to a LIBOR Rate Loan shall only be effective as of the end of any applicable LIBOR Interest Period. All or any part of any outstanding LIBOR Rate Loans and Base Rate Loans may be Converted as provided herein, provided, that (A) no Event of Default has occurred and is continuing, (B) any such Conversion may only be made if, after giving effect thereto,
Section 2.02(d) of this Agreement shall not have been contravened, and (C) no Base Rate Loan may be Converted into a LIBOR Rate Loan after the date that is one month prior to the Revolving Credit Maturity Date.

(g) Any LIBOR Rate Loan may be Continued as such upon the expiration of the then current LIBOR Interest Period with respect thereto by the Borrower giving a Notice of Conversion/Continuation to the Lender, in accordance with the terms and conditions of this Agreement, of the length of the next LIBOR Interest Period to be applicable to such LIBOR Rate Loan, provided, that no LIBOR Rate Loan may be Continued (i) upon the occurrence and continuation of an Event of Default, (ii) any such Continuation may only be made if, after giving effect thereto, Section 2.02(d) of this Agreement shall not have been contravened or (iii) after the date that is one month prior to the Revolving Credit Maturity Date, and provided, further, that if the Borrower shall fail to give such notice or with respect to any particular LIBOR Rate Loan, if such Continuation with respect to any particular LIBOR Loan is not permitted pursuant to this Section 2.03, such LIBOR Loan shall be automatically converted to a Base Rate Loan on the last day of such then expiring LIBOR Interest Period.

Section 2.03 Interest.

(a) For any and all such Revolving Credit Loans made subject to the terms and conditions of this Agreement, interest shall be computed daily on the advanced and unpaid principal amount of all Revolving Credit Loans from the date on which each such Revolving Credit Loan is made until the principal thereof shall be paid in full, hereunder at a rate per annum equal to:

(i) for any Base Rate Loan, one hundred twenty five (125) basis points less than the Base Rate, as in effect from time to time; and

(ii) for any LIBOR Rate Loan, at all times during the applicable Interest Period, one hundred fifty (150) basis points over and above the Adjusted LIBOR Rate for such LIBOR Interest Period for such LIBOR Rate Loan.

(b) Interest on each Revolving Credit Loan shall be paid monthly, in arrears, (i) with respect to any Base Rate Loan, on the first day of each and every month for so long as such Revolving Credit Loan (or any portion thereof) shall remain due and owing by the Borrower to the Lender, (ii) with respect to any LIBOR Rate Loan, on the last day of each applicable LIBOR Interest Period, (iii) with respect to any LIBOR Rate Loan whose principal balance is to be paid prior to the last day of any such month, on the date any such loan is paid in full, (iv) the Revolving Credit Maturity Date or (v) or such earlier date as a result of the occurrence and continuation of an Event of Default; at which time, subject to the terms of this Agreement, all unpaid principal and accrued interest, together with any fees, charges, expenses and other sums, if any, shall be due and payable to the Bank; which fees shall be deemed to have been earned.

Section 2.04 Repayments under Facility. The entire unpaid principal balance of all Revolving Credit Loans shall be due and payable on the Revolving Maturity Date or such earlier date as a result of the occurrence and continuation of an Event of Default; at which time, subject to the terms of this Agreement, all unpaid principal and accrued interest, together with any fees, charges, expenses and other sums, if any, shall be due and payable to the Lender; which fees shall be deemed to have been earned.

Section 2.05 Prepayments.

(a) With respect to any LIBOR Rate Loan made under the Facility, the Borrower may prepay a LIBOR Rate Loan only upon at least five (5) Business Days prior written notice to the Lender (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the LIBOR Interest Period for such LIBOR Rate Loan. The Borrower shall pay to the Lender, upon request of the Lender and in addition to the payment of all accrued and unpaid interest due on the LIBOR Rate Loan, together with all sums, expenses and fees due and owing to the Lender, which fees shall be deemed to have been earned, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Rate Loan on a date other than the last day of the Interest Period for such LIBOR Rate Loan; (ii) any failure by the Borrower to borrow a LIBOR Rate Loan on the date specified by the Borrower’s written notice; (iii) any failure by the Borrower to pay a LIBOR Rate Loan on the date for payment specified in the Borrower’s written notice. Without limiting the foregoing, the Borrower shall pay to the Lender a “yield maintenance fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made, shall be subtracted from the Adjusted LIBOR Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the Lender upon the prepayment of a LIBOR Rate Loan. If by reason of an Event of Default, the Lender elects to declare the Facility to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Rate Loan shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment.

(b) With respect to any Base Rate Loan made under the Facility, the Borrower may prepay, in whole or in part, without premium or penalty therefore, the outstanding principal amount of any Base Rate Loan, at any time during the term of the Facility.

(c) In the event that at any time during the term of the Facility, the outstanding principal amount of all Revolving Credit Loans exceeds the Revolving Credit Commitment, the Borrower shall make any and all such payments necessary to reduce the outstanding principal amount of all Revolving Credit Loans to be less than the Revolving Credit Commitment.

(d) Notwithstanding any provision of this Section 2.05 to the contrary, during any thirty (30) day consecutive day period during each twelve (12) month period, applied on a rolling basis, during the term of the Facility, the Borrower shall maintain a principal balance under the Facility equal to $0.00 and covenants and agrees to make any and all prepayments of principal, prior to such thirty (30) day consecutive day period, in order to comply with the terms and conditions of this Section 2.05(d).

(e) The Borrower expressly covenants and agrees that with respect to the prepayment of any LIBOR Rate Loan (i) the prepayment premium set forth in this Section 2.05 is not unconscionable and would be reasonable compensation to the Lender for lost investment income plus all expenses incurred and services rendered by the Lender in connection with the prepayment, and (b) the prepayment premium shall be due and owing to the Lender under any circumstance in which principal due and owing under this Agreement and/or the Revolving Credit Note is paid by the Borrower, whether voluntarily or involuntarily, prior to the Revolving Credit Maturity Date, including, without limitation, prepayments made subsequent to the occurrence and continuation of an Event of Default and acceleration of payments due under this Agreement and/or the Revolving Credit Note, whether such Event of Default was purposeful or otherwise.

Section 2.06 Computation of Interest and Fees; Other Interest Provisions.

(a) All computations of interest and fees called for under this Agreement and any other Loan Document shall be made on the basis of a 360 day year for the actual number of days elapsed. Interest shall accrue on the day on which an extension of credit is made and shall not accrue on any day in which a payment of principal, or a portion thereof, is made.

(b) All contractual rates of interest chargeable on outstanding principal under the Revolving Credit Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

Section 2.07 Fees. In addition to any fees, charges and/or other sums, if any, to be paid by the Borrower to the Lender in connection with the Facility:

(a) Closing Fee. The Borrower shall pay to the Lender an aggregate facility fee equal to Twenty Five Thousand and 00/100 ($25,000.00) Dollars, of which Twelve Thousand Five Hundred and 00/100 ($12,500.00) Dollars has been previously paid by the Borrower to the Lender. The balance of the closing fee Twelve Thousand Five Hundred and 00/100 ($12,500.00) Dollars shall be paid on the Closing Date.

(b) Unused Fee. The Borrower shall pay to the Lender a fee equal to 0.375% per annum of the average daily balance of the unused portion of the Revolving Credit Commitment, quarterly, in arrears, for the period from and after the Closing Date to and including the Revolving Credit Maturity Date.

Section 2.08 Evidence of Debt; Tender, Time and Application of Payment.

(a) The Facility made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. The execution and delivery of the Revolving Credit Note, shall be in addition to, and not a replacement of, any such accounts or records and may include any schedules and endorsements as may be reasonably required by the Lender.

(b) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments of principal and interest due under the Revolving Credit Note, all Expenses, fees, other charges, indemnification obligations and any other Obligations of the Borrower shall be made to the Lender at its banking office at P.O. Box 5600, Lewiston, Maine 04243-5600 or such other office as the Lender may designate in writing or by direct charge to the Borrower’s demand deposit account maintained with the Lender (No.                     ); in any event, in immediately available funds in any coin or currency of the United States of America which, at the time of payment, is legal tender for the payment of public and private debts, without counterclaim or set-off and free and clear of, and without any deduction or withholding for, any taxes or other payments. All payments so received shall constitute payment to the Lender and shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after demand following the occurrence and continuation of an Event of Default, payments will be applied to the Obligations, as the Lender determines in its sole discretion.

(c) If this Agreement, the Revolving Credit Note or any payment hereunder or thereunder becomes due on a day which is not a Business Day, the due date or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

Section 2.09 Default Rate. If any amount of principal or other amount due hereunder or under the Facility, the Revolving Credit Note is not paid when due, whether at stated maturity, by acceleration or otherwise, the Borrower shall pay to the Lender, to the extent permitted by applicable law, interest on the unpaid amount at the Default Rate and said unpaid amount shall be payable upon demand.

Section 2.10 Late Charge. In the event that any payment, including, without limitation, interest or principal, required to be made by the Borrower under the Revolving Credit Note shall not be received by the Lender within fifteen (15) days after the same shall be due and payable, the Lender may charge, and if so charged, the Borrower shall pay upon demand, a late charge of six cents ($0.06) for each dollar ($1.00) of such delinquent payment, for the purpose of defraying the expenses incident to the handling of such delinquent payments.

Section 2.11 Usury. All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term ‘applicable law’ shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of the State of New Jersey from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrower and the Lender.

Section 2.12 Reduction of Commitment. The Borrower may permanently reduce the Revolving Credit Commitment; provided that (a) any such written notice shall be received by the Lender not later than twenty (20) days prior to the date of reduction and (b) any such partial reduction shall be in an aggregate amount of $100,000.00 or any whole multiple of $10,000.00 in excess thereof. All fees accrued until the effective date of any reduction of the Revolving Credit Commitment shall be paid on the effective date of such reduction and any and all reasonable costs and expenses incurred by the Lender, including without limitation legal fees and expenses, in connection with any reduction in the Revolving Credit Commitment shall be borne by the Borrower.

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ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes; Payments Free of Taxes; Obligations to Withhold; Payments on Account of Taxes.

(a) Any and all payments by the Borrower to the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, except any Excluded Taxes. If the Borrower shall be required by any Law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the Borrower shall furnish the Lender a certified copy of the Borrower’s remittance of the deducted amount to the applicable Governmental Authority and, if available, a receipt evidencing payment thereof.

(b) If the Borrower or the Lender shall be required by the Code to withhold or deduct any Taxes (other than Excluded Taxes) including both United States Federal backup withholding and withholding taxes, from any payment by the Borrower to the Lender, (i) the Lender shall withhold or make such deductions as are determined by the Lender to be required based upon the information and documentation it has received pursuant to subsection (e) below, (ii) the Lender shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (iii) to the extent that the withholding or deduction is made on account of Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Without limiting the provisions of subsections (a) or (b) above, the Borrower shall, and does hereby, indemnify the Lender, and shall make payment in respect thereof within thirty (30) days after demand therefor, for the full amount of any Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01 but not Excluded Taxes) withheld or deducted by the Borrower or the Lender or paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d) Upon request by the Lender, after any payment of Taxes by a Borrower or the Lender to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower, as the case may be, a certified copy of a receipt issued by such Governmental Authority evidencing such payment (if available), a copy of any return required by such applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as the case maybe.

(e) The Lender shall deliver to the Borrower, at the time or times prescribed by any applicable Law, such properly completed and executed documentation and calculations prescribed by such applicable Law or by the Governmental Authority of any jurisdiction and such other reasonably requested information as will permit the Lender to determine (i) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (ii) if applicable, the required rate of withholding or deduction, and (iii) the Lender’ s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to the Lender by the Borrower pursuant to this Agreement or otherwise to establish the Lender’s status for withholding tax purposes in the applicable jurisdiction.

Section 3.02 Capital Adequacy: If any present or future Law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which the Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the reasonable opinion of the Lender, the rate of return on the Lender’s capital with regard to the Revolving Credit Loans is reduced to a level below that which the Lender could have achieved but for such circumstances, then in such case and upon written notice from the Lender to the Borrower, from time to time, the Borrower shall pay the Lender such additional amount or amounts as shall compensate the Lender for such reduction in the Lender’s rate of return. Such notice shall contain the statement of the Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon the Borrower. In determining such amount, the Lender may use any reasonable method of averaging and attribution that it deems applicable.

Section 3.03 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the Adjusted LIBOR Rate, then, on written notice thereof by the Lender to the Borrower, any obligation of the Lender to make or fund a LIBOR Rate Loan shall be suspended until the Lender notifies the Borrower, in writing, that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, within ten (10) Business Days following such receipt from the Lender, either prepay all LIBOR Rate Loans on the last day of the LIBOR Interest Period therefor or failing that, will be deemed to have Converted such LIBOR Rate Loans into Base Rate Loans, in the amount of such LIBOR Rate Loans. Upon such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid. In the event of such prepayment, the Borrower shall not be liable for any amounts owed pursuant to Section 2.05(a) of this Agreement.

Section 3.04 Inability to Determine Rates. If the Lender determines that, for any reason, adequate and reasonable means do not exist for determining the Adjusted LIBOR Rate for any requested LIBOR Interest Period with respect to a proposed LIBOR Rate Loan, or that the Adjusted LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such LIBOR Rate Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain LIBOR Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing or, failing that, will be deemed to have converted such Notice of Borrowing into a request for a Notice of Borrowing that is based upon the Base Rate in the amount specified therein.

Section 3.05 Increased Cost and Reduced Return; Capital Adequacy.

(a) If the Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law of general application, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining LIBOR Rate Loans, or reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in the amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized, and (iii) reserve requirements contemplated by this Section 3.05, then from time to time, upon written demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

(b) If the Lender determines that the introduction of any Law of general application regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender such additional amounts as will compensate the Lender for such reduction.

(c) The Borrower shall pay to the Lender, as long as the Lender shall be required by Laws of general application to maintain Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such LIBOR Loan by the Lender, which shall be due and payable on each date on which interest is payable on such LIBOR Rate Loan, provided the Borrower shall have received at least thirty (30) days’ prior notice of such additional interest from the Lender.

Section 3.06 Compensation for Losses.

(a) Upon written demand by the Lender, from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it, including without limitation, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained; all as calculated and determined in accordance with the terms, conditions and provisions of Section 2.05(a) of this Agreement. The Borrower shall also pay any reasonable and customary administrative fees charged by the Lender in connection with the foregoing as a result of: (a) any payment or prepayment of any LIBOR Rate Loan on a day other than the last day of the LIBOR Interest Period of such LIBOR Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (b) any failure by the Borrower to prepay or borrow any LIBOR Rate Loan on the date or in the amount notified by the Borrower.

(b) For purpose of calculating amounts payable by the Borrower to the Lender under this Section 3.06, the Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the Adjusted LIBOR Rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

Section 3.07 Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.05 of this Agreement, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

Section 3.08 Tax Indemnifications. Without limiting the provisions of Section 3.05 of this Agreement, the Borrower shall, and does hereby indemnify the Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.08 withheld or deducted by the Borrower or the Lender or paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

Section 3.09 Evidence of Payments. Upon request by the Borrower or the Lender, as applicable, after any payment of Taxes by the Borrower or the Lender to a Governmental Authority as provided in Section 3.01 of this Agreement, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower, as applicable, a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if available, a copy of any return required by any Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as applicable.

Section 3.10 Tax Documentation.

(a) The Borrower shall deliver to the Lender, at the time or times prescribed by applicable Laws or when reasonably requested by the Lender, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Lender to determine:

(i) whether or not payments made hereunder or under any other Loan Document are subject to Taxes;

(ii) if applicable, the required rate of withholding or deduction; and

(iii) the Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to the Borrower by the Lender pursuant to this Agreement or otherwise to establish the Lender’s status for withholding tax purposes in the applicable jurisdiction.

(b) The Borrower shall promptly (i) notify the Lender of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of the Borrower, and as may be reasonably necessary to avoid any requirement of applicable Laws of any jurisdiction that the Lender make any withholding or deduction for taxes from amounts payable to the Borrower.

Section 3.11 Treatment of Certain Refunds. Unless required by applicable Laws, in the event that the Lender determines, in its sole and absolute discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid by the Borrower with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the written request of Lender , agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section 3.11 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.12 Matters Applicable to all Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder, the calculation of such additional amount or amounts and attaching backup information and documentation regarding such calculation, shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

Section 3.13 Survival. All of the Borrower’s obligations under this Article III which shall have accrued on or prior to the termination of the Facility and repayment of the Obligations under this Agreement shall survive such termination and repayment.

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ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING AND TO DISBURSEMENT

Section 4.01 Closing. The closing shall take place at the offices of DeCotiis, FitzPatrick & Cole, LLP, Glenpointe Centre West, 500 Frank W. Burr Boulevard, Teaneck, New Jersey 07666 on July 12, 2012, or on such other date and at such time and place as the parties hereto shall mutually agree.

Section 4.02 Conditions to Closing. The obligation of the Lender to close the Facility is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Lender by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder.

(b) Closing Certificates; etc.

(i) Certificate of Secretary of the Borrower. The Lender shall have received a certificate of the Secretary of the Borrower certifying as to the genuineness of the signature of a Responsible Officer of the Borrower executing the Loan Documents to which the Borrower is a party and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of incorporation or other organizational document of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the by-laws or other operative document of the Borrower as in effect on the date of such certifications, (C) resolutions duly adopted by the Borrower, authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.02(b)(ii).

(ii) Certificates of Good Standing. The Lender shall have received certificates, as of a recent date, of the good standing of the Borrower under the laws of its jurisdiction of organization, and, to the extent requested by the Lender in its reasonable judgment, each other jurisdiction where the Borrower is qualified to do business.

(iii) Opinions of Counsel. The Lender shall have received favorable opinions of counsel to the Borrower; addressed to the Lender with respect to the Borrower, the Loan Documents and such other matters as the Lender shall reasonably request.

(c) Filings, Searches and Insurance.

(i) Filings and Recordings. All filings and recordations that are necessary shall have been received by the Lender.

(ii) Hazard and Liability Insurance. The Lender shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Lender, copies (certified by a Responsible Officer) of insurance policies in the form required under the Loan Documents and otherwise in form and substance reasonably satisfactory to the Lender.

(d) Consent; Defaults.

(i) Governmental and Third Party Approvals. The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the Loan Documents, except where the failure to so obtain would not have a Material Adverse Effect.

(ii) No Injunction, etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and the Loan Documents.

(iii) No Event of Default. No Default or Event of Default shall have occurred.

(e) Financial Matters.

(i) Financial Condition Certificate. The Borrower shall have delivered to the Lender a certificate, in form and substance satisfactory to the Lender, and certified as accurate by a Responsible Officer, that (A) the Borrower is Solvent, (B) the payables of the Borrower are not past due beyond customary trade terms, (C) attached thereto are calculations evidencing compliance basis with Sections 7.03, 7.04, 7.05 and 7.06 of this Agreement determined on a pro-forma basis, as of the Closing Date and after giving effect to the proposed Revolving Credit Loans to be made on such date, (D) the financial projections previously delivered to the Lender represent the good faith estimates of the financial condition and operations of the Borrower.

(ii) Payment at Closing. The Borrower shall have paid to the Lender the fees and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f) Compliance with Patriot Act. The Borrower shall have provided evidence to the Lender, in form and substance acceptable to the Lender in its sole and absolute discretion that the Borrower is not subject to (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA Patriot Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and implementing regulations thereto, and (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq.

(g) Miscellaneous.

(i) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lender. The Lender shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Section 4.03 Conditions to All Subsequent Credit Extensions. The obligation of the Lender to make any future Credit Extension is subject to the satisfaction of the following conditions precedent on the relevant borrowing continuation, conversion, issuance or extension date:

(a) Continuation of Representations and Warranties . The representations and warranties contained in Article V shall be true and correct on and as of such Advance Date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Existing Default. No Default or Event of Default shall have occurred on the Advance Date or after giving effect to a Credit Extension to be made on such date or on such continuation or conversion date after giving effect to such continuation or conversion.

(c) Laws. The Borrower shall have complied with all Laws except where the failure to so comply would not have a Material Adverse Effect.

(d) Pending Litigation. Except as provided for in Schedule 5.06 of this Agreement, there shall be no pending or threatened litigation known to the Borrower, or its counsel, against the Borrower, where an unfavorable determination could, in the aggregate, result in a Material Adverse Event.

(e) Notices. The Lender shall have received a Notice of Borrowing and/or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with this terms and conditions of this Agreement.

(f) Other Documents. The Lender shall have received copies of all documents, certificates and instruments reasonably requested thereby, with respect to the proposed Credit Extension and/or the Facility.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lender, knowing and intending that the Lender shall rely thereon in making the Facility contemplated hereby, that:

Section 5.01 Existence, Qualification and Power. The Borrower (a) is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified shall not have a Material Adverse Effect on the Borrower. The Borrower has requisite power and authority and has full legal rights to enter into each of the Loan Documents to which it is a party, to perform, observe and comply with all of its respective agreements and obligations under each of such documents.

Section 5.02 Authorization; No Contravention. The execution and delivery by the Borrower of the Loan Documents to which it is a party, the performance by the Borrower of all of its respective agreements and obligations under each of such documents, and the incurring by the Borrower of all of the Obligations contemplated by this Agreement, have been duly authorized by all necessary requisite actions on the part of the Borrower and do not and will not (a) contravene any provision of the Borrower’s organizational documentation, or this Agreement (each, from time to time, in effect), (b) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of the Borrower under any Material Contract to which the Borrower is or may become a party (except for those Liens created under the Loan Documents and except for Permitted Encumbrances), (c) violate or contravene any provision of any Law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to such entity), (d) require any waivers, consents or approvals by any of the creditors or trustees for creditors of the Borrower, or (e) require any approval, consent, order, authorization, or license by, or giving notice to, or taking any other action by the Borrower with respect to, any governmental or regulatory authority or agency except those actions that have been taken or will be taken prior to the Closing Date, under any provision of any applicable Law.

Section 5.03 Binding Effect of Documents. The Borrower has duly executed and delivered each of the Loan Documents to which it is a party, and each of such documents is in full force and effect. The agreements and obligations of the Borrower, as contained in each of the Loan Documents to which it is a party, constitutes or upon execution and delivery thereof will constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms subject as to the enforcement of remedies only, to any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application at the time in effect.

Section 5.04 No Default. No Default or Event of Default has occurred and is continuing and no event has occurred and is continuing and no condition exists that would, with notice or the lapse of time, or both, constitute an Event of Default. The Borrower is not in default (nor has it received any written notice that it is in such default) in any respect under any Material Contract to which the Borrower is a party or by which the Borrower is bound, the consequence of which default would have a Material Adverse Effect.

Section 5.05 Governmental Authorization; Other Consents. To the best of its knowledge, after due inquiry and investigation, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, (b) the grant by the Borrower of any Lien granted by it pursuant to the Loan Documents, (c) the perfection or maintenance of any Lien created under the Loan Documents (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents.

Section 5.06 Litigation. Except as set forth in Schedule 5.06 of this Agreement, there is no action, suit, proceeding, inquiry, hearing or investigation pending or, to the best of its knowledge, threatened, in any court of law or in equity, or before or by any federal, state or local Governmental Authority against the Borrower, wherein (a) there is a reasonable probability that an unfavorable determination, decision, decree, ruling or finding would have a Material Adverse Effect or (b) such action, suit, proceeding, inquiry, hearing or investigation is not otherwise covered by an independent third-party insurance. The Borrower is not in violation of or in default with respect to any order, writ, injunction, decree or demand of any such court or Governmental Authority; which violation or default would have a Material Adverse Effect.

Section 5.07 Subsidiaries; Equity Interests; Loan Parties. Schedule 5.07 of this Agreement sets forth the Borrower’s Subsidiaries and all of the outstanding Equity Interests in such Subsidiaries (where applicable) have been validly issued, are fully paid and non-assessable and are owned by the Person in the percentages specified in such Schedule 5.07 of this Agreement; free and clear of all Liens except those created under the Collateral Documents.

Section 5.08 Compliance with Laws. The Borrower is in compliance in all material respects with the requirements of all Laws applicable to it and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.09 Financial Statements. The Financial Statements (a) were prepared in accordance with GAAP, throughout the period covered thereby, and (b) except as otherwise expressly noted therein, (i) present fairly, in all material respects, the financial position of the Borrower as of the date thereof; (ii) show all material Debt and other liabilities, direct or contingent, of the Borrower, as of the date thereof, including, without limitation, liabilities of taxes, material commitments and Indebtedness, on a combined basis; and (iii) except as set forth in Schedule 5.09 of this Agreement, manifest no Subordinated Debt.

Section 5.10 Solvency. The Borrower, and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.11 Use of Proceeds of the Facility.

(a) The proceeds of all Revolving Credit Loans shall be utilized by to finance working capital requirements, acquisitions and other general corporate purposes of the Borrower.

(b) Notwithstanding any provision of this Section 5.11 to the contrary, no part of the proceeds of the Facility will be used, directly or indirectly, either (a) to purchase or carry, or to extend credit to any person or persons for the purpose of purchasing or carrying, any margin stock within the meaning of Regulation U or Regulation X or (b) be secured directly or indirectly by any type or kind of margin stock, as so defined. In particular, without limitation of the foregoing, no part of the proceeds from the Facility is intended to be used to acquire any publicly-held stock of any kind.

Section 5.12 Official Approval of Permits. The Borrower has obtained all material federal, state, county and municipal licenses, certificates, authorizations, and permits required to be obtained by it with respect to the conducting of its business, except where the failure to so obtain shall not have a Material Adverse Effect. All such federal, state, county and municipal licenses, certificates, authorizations and permits are valid and sufficient to authorize it to conduct its business and, except as set forth in Schedule 5.28 of this Agreement, impose no materially burdensome restrictions on the Borrower.

Section 5.13 Investments, Guarantees, Contracts, etc.:

(a) Except as set forth in Schedule 8.11(e) of this Agreement, the Borrower does not own or hold equity or long term debt investments in, or have any outstanding advances to, any other Person.

(b) Except as set forth in Schedule 5.13 of this Agreement, the Borrower has not entered into any material leases for real or personal Property (whether as landlord or tenant or lessor or lessee).

Section 5.14 ERISA Compliance.

(a) To the best of its knowledge, each Plan is in material compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) Each Plan that is intended to qualify under Section 401(a) of the Code the subject of a currently effective favorable opinion letter or favorable determination letter from the IRS or an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted in accordance with the requirements for such reliance or still has a remaining period of time under applicable Laws or IRS pronouncements in which to adopt a plan that is the subject of a favorable opinion letter or to apply for a determination letter and to make any amendments necessary to obtain a favorable determination. Nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(c) There are no pending or, to the best of its knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 5.15 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.16 No Registration Required. The Borrower has not taken any action, directly or indirectly, whether by offer to sell or solicitation of any offer to buy or otherwise negotiated with any person other than the Lender, so as to require registration of the issuance or sale of the Revolving Credit Note under Section 5 of the Securities Act of 1933, as amended, nor under the Trust Indenture Act of 1939, as amended.

Section 5.17 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by the Borrower have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and all Taxes and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for non-payment thereof, except where contested in good faith, by appropriate proceedings, if adequate reserves therefor have been established on the books of the Borrower in accordance with GAAP. The Borrower has complied in all material respects with all applicable Laws relating to the withholding and payment of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all applicable Law. No issue has been raised in any examination of the federal income tax returns of the Borrower by the IRS that, by application of similar principles, reasonably may be expected to result in assertion of a material deficiency for any taxable year; not so examined that has not been accrued on the Borrower’s financial statements. No tax return of the Borrower is being audited by any Governmental Authority. The Borrower has not executed or filed with any Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment of collection of any Taxes or other impositions or has any obligation under any written tax sharing agreement. No property owned by the Borrower is property which such Person is or will be required to treat as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Tax Code or is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Tax Code. The Borrower has not filed a consent pursuant to Section 341(f) of the Tax Code or agreed to have Section 341(f)(2) of the Tax Code apply to any disposition of subsection (f) assets (as such term is defined in Section 341(f)(4) of the Tax Code) owned by the Borrower. The Borrower has not agreed to, nor is required to, make any adjustment pursuant to Section 481(a) of the Tax Code by reason of a change in accounting method initiated by the Borrower.

Section 5.18 Title to Properties and Collateral. To the best of its knowledge, the Borrower has good and marketable title to all of its properties and assets.

Section 5.19 Casualty, Etc. Neither the businesses nor the properties of the Borrower or any of its Subsidiaries are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.20 Intellectual Property; Licenses, Etc. To the Borrower’s knowledge, the Borrower and/or its Subsidiaries owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, right of privacy and publicity, and other intellectual property rights (collectively, the “IP Rights”) that are necessary for the operation of their businesses as currently conducted, and, to their respective knowledge, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To their respective knowledge, and except as set forth on Schedule 5.06 of this Agreement, the operation of the business of the Borrower as currently conducted does not infringe upon misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.06 of this Agreement, no claim or litigation regarding any IP Rights, is pending or, to the knowledge of the Borrower, threatened against the Borrower, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.21 Brokerage Commissions. No Person is entitled to receive from the Borrower any brokerage commission, finder’s fee or similar fee or payment in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.22 Insurance. All policies of insurance in effect of any kind or nature owned by or issued to the Borrower, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage as is satisfactory to the Lender in its commercially reasonable judgment.

Section 5.23 Labor Matters. There are no strikes or other labor disputes or grievances pending or, to the best of its knowledge, threatened against the Borrower. There are no unfair labor practice charges, charges alleging unlawful employment discrimination or grievances pending or in process or, to the best of its knowledge, threatened by or on behalf of any employee or group of employees of the Borrower which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower is not a party to any collective bargaining agreement.

Section 5.24 Environmental Matters.

(a) The Borrower is in compliance, in all material respects, with all applicable Environmental Laws;

(b) The Borrower has obtained all material Permits, if any, required by Environmental Laws necessary for its operations, and all such Permits are in good standing and the Borrower is in material compliance with all terms and conditions of such Permits;

(c) No current or, to the best of its knowledge, previously owned or leased property or operations of the Borrower is subject to any outstanding written order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Environmental Liabilities and Costs arising from a Release;

(d) To the best of its knowledge, there are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower, which may reasonably be expected to give rise to Environmental Liabilities and Costs, which are material in amount and the failure to pay such would have a Material Adverse Effect;

(e) The Borrower does not operate a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.), regulations thereunder or any state analog;

(f) The Borrower has not received any written notice or claim to the effect that it is or is reasonably expected to be liable to any Person as a result of the Release or threatened Release; and

(g) No Environmental Lien and, to the best of its knowledge, no unrecorded Environmental Lien, has attached to any property of the Borrower.

Section 5.25 Books and Financial Records. As of the date hereof, the Borrower maintains its books and financial records at 550 Broad Street, Newark, New Jersey 07102.

Section 5.26 Names, Location of Offices. Schedule 5.26 of this Agreement sets forth a complete and accurate list of all domestic offices and locations at or out of which the Borrower conducts a material portion of its businesses or operations; said Schedule 5.26 additionally indicates the Borrower’s chief executive office.

Section 5.27 Agreements. To the best of its knowledge, neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any restriction in its organizational documents that (a) will have the effect of prohibiting or restraining, or will impose adverse conditions upon, any of the transactions contemplated hereby or the payment of dividends or the making of any loans, investments or transfers by any Subsidiary to or in the Borrower or (b) has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 5.28 Burdensome Provisions. To the best of its knowledge and except as set forth in Schedule 5.28 of this Agreement, neither the Borrower nor any of its Subsidiaries is subject to any Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. To the best of its knowledge, and except as set forth on
Schedule 5.28 of this Agreement, neither the Borrower nor any of its Subsidiaries presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

Section 5.29 OFAC. The Borrower is not, and shall not become, a person with whom the Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order No. 13224, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action relating to terrorism financing, terrorism support and/or otherwise relating to terrorism and are not and shall not knowingly engage in any dealings or transaction or otherwise be associated with Persons named on OFAC’s Specially Designated and Blocked Persons list. At all times throughout the term of the Facility, (a) none of the funds or other assets of the Borrower, to the best of its knowledge, constitute property of, or are beneficially owned, directly or indirectly, by any government or other Person subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50

U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder or any other laws, regulations or executive orders administered by the Office of Foreign Assets Control with the result that an investment in the Borrower (whether directly or indirectly), is prohibited by law or the Facility made by the Lender is in violation of law (“Embargoed Person”); (b) to the best of its knowledge, no Embargoed Person has any interest of any nature whatsoever the Borrower with the result that the investment in the Borrower (whether directly or indirectly) is prohibited by law or the Facility is in violation of law; and (c) none of the funds of the Borrower have been derived from any unlawful activity with result that the investment in the Borrower (whether directly or indirectly), is prohibited by law or the Facility is in violation of law.

Section 5.30 Margin Regulation; Investment Company Act of 1940. The Borrower is not engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Facility will be used for the purpose of purchasing or carrying margin stock or any other any purpose that violates Regulation U. The Borrower is not an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for, within the meaning of the Investment Company Act of 1940, as amended, modified or supplemented. The making of the Facility by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents will not violate any provisions of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

Section 5.31 Survival of Representations and Warranties. The foregoing representations and warranties shall survive the execution of this Agreement until the full payment and performance of all Obligations.

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ARTICLE VI

AFFIRMATIVE COVENANTS

Until payment and performance in full of all Obligations and the termination of this Agreement, the Borrower hereby covenants and agrees, it will:

Section 6.01 Notify Lender. Promptly (and in any event, within five (5) Business Days after the occurrence thereof) notify the Lender:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, any Material Contract of the Borrower; (ii) any litigation, investigation, proceeding, suspension or other material dispute between the Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower, including pursuant to any applicable Environmental Laws, in an amount which (if adversely decided) could reasonably be expected to have a Material Adverse Effect and which is not otherwise covered by insurance;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower thereof;

(e) of the entry of any judgment or the institution of any lawsuit or of other legal or equitable proceedings or the assertion of any cross-claim or counterclaim seeking monetary damages from the Borrower in an amount exceeding $5,000,000.00 if such judgment, claim or damages is not covered by insurance or if any such judgment, claim or damages is in excess of any liability limit maintained by the Borrower;

(f) of all claims, complaints, orders, citations or notices, whether formal or informal, written or oral, from a governmental body or private Person or entity, that could reasonably be expected to have a Material Adverse Effect, relating to air emissions, water discharge, noise emission, solid or liquid waste disposal, hazardous waste or materials, or any other environmental, health or safety matter. Such notices shall include, among other information, the name of the party who filed the claim, the potential amount of the claim, and the nature of the claim;

(g) if the Borrower is known by or conducting business under any names other than the names as set forth in
Schedule 6.01(g) of this Agreement; and

(h) if there is any change to the location of its chief executive office.

Each notice required, pursuant to this Section 6.01, shall be accompanied by a statement of a Responsible Officer of the Borrower, setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.02 Pay Taxes and Liabilities. Promptly pay, when due, all indebtedness, sums and liabilities of any kind now or hereafter owing by the Borrower to any party however created, incurred, evidenced, acquired, arising or payable, including without limitation the Obligations, income and excise taxes and Taxes, or any wages or salaries paid by the Borrower or otherwise; except to the extent the payment of any such amount is being contested in good faith by appropriate proceedings and the Borrower shall have maintained reasonably adequate reserves (as determined by the Borrower in its discretion) and accrued the estimated liability on the Borrower’s balance sheet for the payment of same.

Section 6.03 Observe Covenants. Observe, perform and comply with the covenants, terms and conditions of this Agreement, the Loan Documents and any other agreement or document entered into between the Borrower and the Lender.

Section 6.04 Maintain Corporate Existence and Qualifications. Maintain and preserve in full force and effect, its existence and rights, franchises, licenses and qualifications necessary to continue its business for a period longer than the term of the Facility, and comply, in all material respects, with all applicable statutes, rules and regulations pertaining to the operation, conduct and maintenance of its existence and business, where the failure to maintain, preserve or comply would have a Material Adverse Effect.

Section 6.05 Access to Records and Property. Upon the occurrence and continuation of an Event of Default and reasonable prior written request of the Lender, the Borrower, at its own cost and expense, shall give any representatives of the Lender permission to visit and inspect during business hours any of the locations of the Borrower, to examine and audit all of the Borrower’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at the Borrower’s expense at the standard rates charged by the Lender for such activities, plus the Lender’s reasonable out-of-pocket expenses (all of which amounts shall be Expenses).

Section 6.06 Compliance with Laws. The Borrower shall comply, in all material respects, with the requirements of all applicable Laws with which are necessary to maintain its existence or the conduct of its business, the non-compliance with which would have a Material Adverse Effect. The Borrower shall comply with all applicable accounting rules, regulations, promulgations and dictates as may be pronounced, adopted, articulated and/or published by GAAP and such other regulatory body, federal and/or state having jurisdiction over such matters

Section 6.07 Insurance Required.

(a) The Borrower shall cause to be maintained, in full force and effect on all property of the Borrower, insurance in such amounts against such risks as is reasonably satisfactory to the Lender. Said policy or policies shall:

(i) Be in a form and with insurers which are reasonably satisfactory to the Lender, in its commercially reasonable judgment;

(ii) Be for such risks and for such insured values as the Lender or its assigns may reasonably require in order to replace the property in the event of actual or constructive total loss and is reasonably acceptable to the Lender;

(iii) Designate the Lender and its assignees, as an additional insured and loss payee as their interests may from time to time appear;

(iv) Provide that they may not be canceled without ten (10) days prior notice to the Lender and its assigns; and

(v) Upon demand, be delivered to the Lender;

(b) The Borrower shall obtain such additional insurance as the Lender may reasonably require in its commercial judgment;

(c) The Borrower shall in the event of loss or damage, forthwith notify the Lender and file proofs of loss with the appropriate insurer;

(d) On each anniversary date of the issuance of any such insurance policies, the Borrower shall provide the Lender with evidence, in form and substance reasonably acceptable to the Lender, that such insurance policies remain in full force and effect, in such amounts and under such terms as in existence as of the Closing Date (except as may be agreed to by the Lender); and

(e) In no event shall the Lender be required either to (i) ascertain the existence of or examine any insurance policy or (ii) advise the Borrower in the event such insurance coverage shall not comply with the requirements of this Agreement.

Section 6.08 Payment of Proceeds. Upon the occurrence and continuation of an Event of Default, the Borrower shall forthwith upon receipt of all proceeds of all insurance, pay such proceeds over to Lender, and such proceeds shall thereupon become the Lender’s sole property.

Section 6.09 Pay Fees and Expenses. The Borrower shall pay, on demand, (a) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for the Lender, any fees or expenses incurred by the Lender under Section 6.05 of this Agreement for which Borrower is obligated thereunder, and reasonable charges of any expert consultant to the Lender, (b) the enforcement of the Lender’s rights hereunder, or the collection of any payments owing from, the Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of the Lender hereunder and under the other Loan Documents, and (c) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a ‘work-out’ or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for the Lender and, with respect to clauses (b) and (c), reasonable allocated costs of internal counsel) (collectively, the “Expenses”);.

Section 6.10 Records. The Borrower shall at all times keep accurate and complete financial records, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving its assets and business; and maintain such books and in material conformity with all applicable requirements of any governmental Authority having regulatory jurisdiction over it.

Section 6.11 Accounts. The Borrower will maintain with the Lender, during the term of the Facility, certain operating accounts for its business.

Section 6.12 Material Contracts. The Borrower shall perform and observe all material terms and conditions of each Material Contract to be performed or observed by it, use commercially reasonable efforts to maintain each such Material Contract in full force and effect and use commercially reasonable efforts to enforce each such Material Contract in accordance with its terms, unless the failure by Borrower to do shall not be reasonably expected to have a Material Adverse Effect.

Section 6.13 Further Assurances. The Borrower shall at any time, or from time to time upon reasonable request of the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof provided that any such correction does not increase the amounts owed or liabilities incurred by the Borrower hereunder, (b) take such steps and execute and deliver such financing statements and other documents all in form or substance reasonably satisfactory to the Lender relating to the creation, validity or perfection of the security interests provided for herein, under the UCC or other laws of the State of Delaware, State of New Jersey or of another state or states, (c) do execute, deliver, acknowledge, record, re-record, file, re-file, or register any all such further acts, deeds, certificates, assurances, and other instruments as the Lender may reasonably require from time to time in order (i) perfect and maintain the validity, effectiveness, and priority of any Collateral Documents and any of the Liens intended to be created pursuant to the Loan Documents and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document.

Section 6.14 Indemnification. The Borrower shall indemnify, protect, defend and save harmless the Lender, as well as the Lender’s directors, officers, trustees, employees, agents, attorneys and shareholders (individually, an “Indemnified Party” and collectively, the “Indemnified

Parties” ) from and against (a) any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, by third parties including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Facility and the transactions contemplated herein, and (b) any and all losses, damages, expenses or liabilities sustained by the Lender in connection with any environmental sampling or cleanup of any property of the Borrower required or mandated by any federal, state or local law, ordinance, rule or regulation, including, without limitation, the Environmental Laws or from an action or claim by the Borrower against the Indemnified Party, provided, however, in no event shall the Borrower be liable for any losses, damages, expenses or liabilities arising or emanating from the gross negligence or willful misconduct of any Indemnified Party. In case any action shall be brought against an Indemnified Party based upon any of the above and in respect to which indemnity may be sought against the Borrower, the Indemnified Party against whom such action was brought, shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel selected by the Borrower and reasonably satisfactory to the Indemnified Party, the payment of all costs and expenses and the right to negotiate and consent to settlement. Upon reasonable determination made by the Indemnified Party, the Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof; provided, however that the Indemnified Party shall pay the costs and expenses incurred in connection with the employment of separate counsel. The Borrower shall not be liable for any settlement of any such action effected without its written consent, but if settled with the Borrower’s written consent, or if there shall be a final judgment for the claimant in any such action, the Borrower agrees to indemnify and save harmless said Indemnified Party against whom such action was brought from and against any loss or liability by reason of such settlement or judgment, except as otherwise provided above. The provisions of this Section 6.14 shall survive the termination of this Agreement and the final repayment of the Facility.

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ARTICLE VII

FINANCIAL INFORMATION, COVENANTS AND NOTICES

Until payment and performance in full of all Obligations and the termination of this Agreement, the Borrower hereby covenants and agrees that it will:

Section 7.01 Information and Documents to be Furnished to the Lender. Furnish, or caused to be furnished, to the Lender:

(a) Annual Financial Statements. “Audited” financial statements, at its own cost and as soon as available, but in any event within one hundred twenty (120) days after the close of such Fiscal Year. Such financial statements are to include (i) a detailed consolidated statement of financial position, as at the end of its Fiscal Year, (ii) a detailed consolidated statement of activities, for the twelve (12) months then ended, and (iii) a detailed consolidated statement of cash flows, as at the close of the Fiscal Year then ended, all with respect to the operations of the Borrower and each of its Subsidiaries. Such financial statements shall be prepared by management of the Borrower and audited by an independent certified public accountant acceptable to the Lender and in accordance with GAAP.

(b) Quarterly Financial Statements. Financial statements at its own cost and as soon as reasonably available, but in any event within sixty (60) days after the close of each Fiscal Quarter (other than the Fiscal Quarter ending on the Fiscal Year) during the term of the Facility. Such financial statements are to include (i) a detailed consolidated statement of financial position, as at the end of its Fiscal Quarter, (ii) a detailed consolidated statement of activities, for the three (3) months then ended, and (iii) a detailed consolidated statement of cash flows, as at the close of the Fiscal Quarter then ended, all with respect to the operations of the Borrower and each of its Subsidiaries. Such financial statements shall be prepared by management of the Borrower in accordance with GAAP.

(c) Accounts Receivable’s Aging Reports. Concurrently with the delivery of the financial statements required by Section 7.01(a) of this Agreement, a detailed aging report setting forth amounts due and owing on accounts receivable on the Borrower’s books as of the close of the preceding fiscal period.

(d) Account Payables’ Aging Reports. Concurrently with the delivery of the financial statements required by
Section 7.01(a), a detailed aging report setting forth amounts due and owing on account payables on the Borrower’s books as of the close of the preceding fiscal period.

(e) ERISA Documents. A certificate, upon reasonable request of the Lender, stating that all ERISA reports, notices, returns and all other documents have been filed as required by or in compliance with ERISA, whether to the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other appropriate agency, and all documents and information have been distributed to participants in any Benefit Plan.

(f) Compliance Certificate. Concurrently with the delivery of the financial statements required by Sections 7.01(a) and 7.01(b) of this Agreement, a certified report, in form and substance reasonably acceptable to the Lender, prepared and executed by a Responsible Officer of the Borrower, with appropriate calculations, if any, setting forth that the Borrower is in compliance with all representations, warranties and covenants of this Agreement and certifying as to the fact that the Borrower has examined the provisions of this Agreement and that no Default or Event of Default has occurred (or if an Event of Default does exist, a statement explaining its nature and extent); substantially in the form of Exhibit 7.01(f ).

Section 7.02 Other Information. Within ten (10) Business Days after the request of same by the Lender (but no more frequently than once per Fiscal Quarter):

(a) Certificates of insurance for all policies of insurance to be maintained by the Borrower pursuant hereto;

(b) An estoppel certificate executed by a Responsible Officer of the Borrower indicating that there then exists no Default or Event of Default under any agreement to which the Borrower is a party;

(c) Upon the occurrence and continuation of an Event of Default, all original and other documents evidencing right to payment, including but not limited to invoices, original orders, shipping and delivery receipts as the Lender may reasonably request;

(d) From time to time, such other information as the Lender may reasonably request, including financial projections and cash flow analysis.

Section 7.03 Net Worth. The Borrower shall maintain, at all times during the term of the Facility, a Net Worth of not less than $10,000,000.00. This covenant shall be determined as of the last day of each of the second Fiscal Quarter and the last day of each Fiscal Year during the term of the Facility; commencing as of 04/30/12. Notwithstanding any provision of this Section 7.03 to the contrary, In the event that the Bank, in its sole and absolute discretion, determines that the Borrower’s Net Worth (as defined by GAAP) is less than $10,000,000.00, the Bank shall provide written notice to the Borrower of such determination (a “Deficit Notification”). Upon receipt of such Deficit Notification, the Borrower shall have five (5) days to (a) provide cash collateral in the amount of the Obligations due and owing to the Bank, as of the date of receipt of such Deficit Notification or (b) fully repay all Obligations due and owing to the Bank. Further notwithstanding any provision set forth in this Section 7.03, the Borrower shall be permitted to continue to borrow (assuming availability and compliance with terms and conditions of this Agreement) under this Agreement and the Loan Documents, provided, that any such request for a Revolving Credit Loan, after receipt of a Deficit Notification, is accompanied by an amount equal to the requested borrowing; to be held by the Bank, as collateral security for the Obligations, until such time as the Borrower demonstrates that its Net Worth (as defined by GAAP) is equal to or greater than $10,000,000.00.

Section 7.04 Liquid Assets. The Borrower shall maintain Liquid Assets of not less than the sum of (a) $25,000,000.00 less (b) the amount of any judgment entered against the Borrower or any of its Subsidiaries. This covenant shall be determined as of the last day of each Fiscal Quarter during the term of the Facility; commencing as of 07/31/12.

Section 7.05 Debt Service Coverage Ratio. The Borrower shall maintain, at all times during the term of the Facility, a Debt Service Coverage Ratio of not less than 2.0:1.0. This covenant shall be determined as of the last day of each of the second Fiscal Quarter and the last day of each Fiscal Year during the term of the Facility on a trailing twelve (12) month basis; commencing as of 07/31/12.

Section 7.06 Leverage Ratio. The Borrower shall maintain, at all times during the term of the Facility, a Leverage Ratio of not greater than 2.0:1.0. This covenant shall be determined as of the last day of each of the second Fiscal Quarter and the last day of each Fiscal Year during the term of the Facility on a trailing twelve (12) month basis; commencing as of 07/31/12.

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ARTICLE VIII

NEGATIVE COVENANTS

Until payment and performance in full of all Obligations, the Borrower covenants and agrees that:

Section 8.01 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01(b) of this Agreement and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c) Liens securing Debt incurred pursuant to Sections 8.02(c) and (e) of this Agreement;

(d) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including, without limitation, any deposits, capital requirements or statutory obligations related to or in connection with IDT Financial Services Ltd.’s banking operations or the Borrower’s money transfer operations);

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially diminish the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(h) customary rights of any lessor or sublessor with respect to leased real property arising under any lease agreement entered into in the ordinary course of business.

Section 8.02 Debt. The Borrower will not create, incur, assume or suffer to exist any Debt, except:

(a) obligations (contingent or otherwise) existing or arising under any Hedging Agreement or currency trade, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates and/or foreign exchanges;

(b) Debt under the Loan Documents;

(c) Debt outstanding on the date hereof and listed on Schedule 8.02(c) of this Agreement and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed;

(d) Debt in respect of leases and purchase money obligations for fixed or capital assets (not including software or software licenses), provided, such Debt is less than $500,000.00 per annum;

(e) Subordinated Debt;

(f) Debt incurred in the ordinary course of business in connection with customary trade payables; and

(g) Debt owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds.

Section 8.03 Prepayment of Debt. The Borrower will not (a) prepay, redeem, purchase, defease or otherwise satisfy prior to scheduled maturity, nor will cause same, any Debt, other than as permitted under any applicable agreement governing such Debt nor (b) pay, on account of principal, interest and/or fees, any Subordinated Debt.

Section 8.04 Fundamental Changes. The Borrower will not merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

Section 8.05 Amendments of Organizational Documents. The Borrower will not amend or modify its Organizational Documents (or that of its Subsidiaries) in any manner that could reasonably be expected to adversely affect the rights of the Lender under this Agreement or any other Loan Document or its ability to enforce any provision of this Agreement of the other Loan Documents or that could reasonable be expected to have a Material Adverse Effect.

Section 8.06 Dispositions. The Borrower will not make any Disposition, except:

(a) Dispositions of obsolete or worn out property and assets, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of property or assets no longer used or useful in the conduct of the business of the Borrower;

(c) Dispositions of inventory and assets (including, without limitation any IP Rights) in the ordinary course of business, provided any such Disposition does not have a Material Adverse Effect on the Borrower;

(d) Dispositions of property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(e) Dispositions or discounts without recourse in the ordinary course of business of accounts receivable in connection with the compromise or collection thereof and not as part of a financing transaction or except for any netting practices entered into by the Borrower in the ordinary course of its business;

(f) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of any Borrower;

(g) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(h) Dispositions of any Subsidiary, provided, however, and such Disposition (i) is entered into in the ordinary course of the Borrower’s business and (ii) will not have a Material Adverse Effect on the Borrower.

Section 8.07 Change in Nature of Business. The Borrower will not engage in any material line of business substantially different from those lines of business presently conducted by the Borrower or its Subsidiaries .

Section 8.08 Accounts. The Borrower will not sell, assign, or transfer any of its accounts or notes receivable, with or without recourse.

Section 8.09 Transactions with Subsidiaries. The Borrower will not enter into any material transaction of any kind with any of its Subsidiaries, whether or not in the ordinary course of business, other than on terms substantially as favorable to the Borrower entering into such transaction as would be obtainable by such Subsidiary, as applicable, at the time in a comparable arm’s length transaction with a Person.

Section 8.10 Sale-Leaseback Transactions. The Borrower will not enter into any sale-leaseback transaction howsoever termed which would have the same or substantially the same result or effect as a sale-leaseback.

Section 8.11 Investments. The Borrower, either by itself or in concert with any Person, will not make nor hold any Investment, except:

(a) loans or advances to officers, directors, consultants and employees of the Borrower for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(b) loans or advances to any Affiliate or Subsidiary in excess of $70,000,000.00, in the aggregate;

(c) an Investment consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and an Investment received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(d) an Investment consisting of Liens, Debt, fundamental changes, Dispositions and Restricted Payments permitted under this Agreement;

(e) an Investment existing or contemplated on the date hereof and set forth on Schedule 8.11 (e) and any modification, replacement, renewal, reinvestment or extension thereof; provided, such Investment (i) shall not cause the occurrence and continuation of an Event of Default and (ii) shall not cause a Material Adverse Affect on the Borrower;

(f) an Investment in any Hedging Agreements entered into with the Lender;

(g) an Investment in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(h) an Investment in any Person or Persons, up to a maximum aggregate amount equivalent to (i) as to a single Investment, $10,000,000.00 and (ii) in the aggregate, $25,000,000.00, provided, that prior to any such Investment (A) no Event of Default has occurred and is continuing and (B) any such Investment is, in the Borrower’s reasonable discretion, strategic to its line of business;

(i) an Investment (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; and

(j) advances of payroll payments to employees in the ordinary course of business or the making of loans to employees from time to time in amounts not to exceed $25,000.00 per employee and not to exceed $200,000.00, in the aggregate.

Section 8.12 Use of Proceeds. The Borrower will not use the proceeds of the Facility, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 8.13 Restricted Payments/Sale of Equity Interests. The Borrower will not declare or make, directly or indirectly, any Restricted Payment, nor incur any obligation (contingent or otherwise) to do so, nor sell, issue, or agree to sell or issue, any Equity Interests other than (a) the transfer of Equity Interest made in connection with the admission of new shareholders in the ordinary course of its business or (b) that transfer of Equity Interests held by it in any Person that is not any of its Subsidiaries.

Section 8.14 Burdensome Agreements. Except as set forth in Schedule 8.14 of this Agreement, the Borrower will not enter nor permit to exist any Contractual Obligation that (a) limits the ability (i) of any Subsidiary or Affiliate to make Restricted Payments to the Borrower (except as currently set forth in such entity’s organizational documents) or (ii) of the Borrower to create, incur or suffer to exist Liens to secure the Obligations.

Section 8.15 Fiscal Year. The Borrower will not change its fiscal year for accounting or financial reporting purposes from that in effect as of the Closing Date.

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ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement (an “Event of Default”):

(a) If any representation or warranty made by the Borrower in this Agreement or in any other Loan Document furnished in connection herewith shall prove to have been false, incorrect or misleading in any substantial and material respect on the date as of which made;

(b) If the Borrower shall have failed to make any payment of any installment of interest on the Revolving Credit Note on its due date;

(c) If the Borrower shall have failed to make any payment of principal on the Revolving Credit Note on its due date;

(d) If the Borrower shall have failed to duly observe or perform any covenant, condition or agreement with respect to the payment of moneys to be observed or performed pursuant to the terms of the Loan Documents, other than the payment of principal and interest which shall be governed by (b) and (c) above and such failure shall have continued for a period of five (5) days;

(e) If the Borrower shall have failed to duly observe or perform any covenant, condition or agreement to be observed or performed pursuant to the terms of the Loan Documents other than the payment of moneys which shall be governed by (b), (c) and (d) above and such failure shall have continued for a period of thirty (30) days, provided further, however, in the event that any such failure shall not be reasonably cured within said thirty (30) days, the Borrower shall be permitted an additional thirty (30) days in which cure said failure ;

(f) If the Borrower shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets; a custodian shall have been appointed with or without consent of the Borrower and shall not have been removed for a period of sixty (60) consecutive days; if the Borrower shall have made a general assignment for the benefit of its creditors; if the Borrower shall have filed a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with its creditors, or shall have taken advantage of any insolvency law, or shall have filed an answer admitting the material allegations of a petition in bankruptcy, or insolvency proceeding; or a petition in bankruptcy shall have been filed against the Borrower and shall not have been dismissed for a period of sixty (60) consecutive days, or if an Order for Relief has been entered under the Bankruptcy Code; or an order, judgment or decree shall have been entered without the application, approval or consent of the Borrower by any court of competent jurisdiction appointing a receiver, trustee, custodian or liquidator of the Borrower of a substantial part of its assets and such order, judgment or decree shall have continued unstayed and in effect for any period of sixty (60) consecutive days;

(g) If the Borrower (i) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) becomes subject to or has been issued a writ of execution or attachment or any similar process levied against all or any part of or interest in any of the properties or assets of the Borrower;

(h) If (i) a judgment has been entered against the Borrower a judgment or other order for payment of money in an aggregate amount exceeding $5,000,000.00 except (A) to the extent not covered by independent third-party insurance as to which has been notified of the potential claim and does not dispute coverage, (B) to the extent such judgment has not been paid and/or otherwise satisfied, or appealed and bonded within thirty (30) days after the entry of such judgment and/or (C) all such judgments set forth in Schedule 9.01(h) of this Agreement or (ii) any one or more non-monetary final judgments have been entered against the Borrower that have a Material Adverse Effect;

(i) A seizure or foreclosure of any assets of the Borrower pursuant to process of law or by respect of legal self-help and/or debt that has a Material Adverse Effect on the Borrower;

(j) Any material adverse change in the nature or character of the business or the voluntary permanent closing of the business or ceasing of material operations of the Borrower;

(k) If any provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect; or if the Borrower denies, in writing, that it has any or further liability or obligation under any Loan Document (other than as a result of repayment and performance, in full, of the Indebtedness and termination of the Facility), or purports in writing to revoke or rescind any Loan Document;

(l) Except as set forth in Schedule 9.01(h) of this Agreement, a material deterioration in the financial condition of the Borrower or the occurrence of any event, which in the reasonable opinion of the Lender, will result in a Material Adverse Effect on the Borrower;

(m) The dissolution, merger, consolidation or reorganization of the Borrower and/or any Subsidiary of the Borrower that has a Material Adverse Effect on the Borrower;

(n) The institution of any lawsuit or other legal or equitable proceeding or the assertion of any cross-claim or counterclaim by any Person against the Borrower that, in the Borrower’s reasonable opinion, if adversely decided, would have a Material Adverse Effect on the Borrower; and/or

(o) If the Borrower fails to make any payment, in excess of $1,000,000.00, beyond all applicable grace and cure periods with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt.

Section 9.02 Remedies. Upon the occurrence and continuation of an Event of Default, the Lender may take one or more of the following remedial steps in any order of priority:

(a) Declare immediately due and payable the outstanding principal balance of the Revolving Credit Note, together with all accrued and unpaid interest, fees and other sums or expenses payable hereunder, if any, and accordingly accelerate payment thereof notwithstanding contrary terms of payment stated therein, without presentment, demand or notice of any kind, all of which are expressly waived, notwithstanding anything to the contrary contained herein or elsewhere;

(b) Take any action at law or in equity against the Borrower (i) to collect the payments then due and thereafter to become due under the Loan Documents, or (ii) to enforce performance and observance of any obligation, agreement or covenant of the Borrower under the Loan Documents;

(c) Exercise any and all rights and remedies of a secured party under the UCC with respect to the Collateral owned by the Borrower; and

(d) Exercise any and all rights and remedies provided for in the Loan Documents as they relate to the Collateral or the Borrower.

Notwithstanding any provision of this Section 9.02 or this Agreement to the contrary, it is hereby acknowledged and agreed that the Lender, upon the occurrence of an Event of Default, shall be permitted to exercise its rights and remedies irrespective of any cure of such Event of Default by the Borrower if such Event of Default is the fifth occurrence of any such Event of Default during the term of the Facility.

Section 9.03 Set-Off. The Borrower hereby grants to the Lender, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of TD Bank, N.A. and its successors and assigns or in transit to any of them (excluding any account or property held pursuant to the Letter of Credit Facility). Upon the occurrence and continuation of an Event of Default, without demand or notice (any such notice being expressly waived by the Borrower), the Lender may setoff the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Facility. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Section 9.04 Application of Funds. After the exercise of remedies provided for in Section 9.02 of this Agreement, any amounts received on account of the Obligations shall be applied by the Lender in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lender;

(b) Second, to payment of that portion of the Obligations constituting accrued and unpaid commitment fees, letter of credit fees, facilities fees and interest on the Facility;

(c) Third, to payment of that portion of the Obligations constituting unpaid principal of the Facility;

(d) Fourth, to the payment of all other Obligations of the Borrower that are due and payable to the Lender on such date; and

(e) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Section 9.05 No Notices. In order to entitle the Lender to exercise any remedy available to it under this Agreement, it shall not be necessary for the Lender to give any notice, other than such notice as may be required expressly in this Agreement or by applicable Law.

Section 9.06 No Additional Waiver Implied by One Waiver. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

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ARTICLE X

MISCELLANEOUS

Section 10.01 Representations and Warranties Survive. All representations and warranties contained herein or made in writing by or on behalf of the Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Lender, the making of the Facility contemplated hereby and the acquisition and any disposition of the Revolving Credit Note until the full payment and performance of all Obligations. All statements contained in financial statements referred to in this Agreement and any certificate or other instrument delivered by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower hereunder.

Section 10.02 Notices. Unless otherwise indicated differently, all notices, payments, requests, reports, information or demands which any party hereto may desire or may be required to give to any other party hereunder, shall be in writing and shall be personally delivered, sent by confirmed telecopier, sent by a nationally recognized overnight courier service or sent by first-class certified or registered United States mail, postage prepaid, return receipt requested, and sent to the party at its address appearing below or such other address as any party shall hereafter inform the other party hereto by written notice given as aforesaid:

If to the Borrower:	IDT Telecom, Inc.
550 Broad Street
17th Floor
Newark, New Jersey 07102
Attn: Bo Yan
Telecopier No.: (973) 438-1571
Email: bo.yan@idt.net

with a copy to:	IDT Telecom, Inc.
550 Broad Street
17th Floor
Newark, New Jersey 07102
Attn: Michael Grossman. Esq.
Telecopier No.: (973) 438-1837
Email: michael.grossman@idt.net

and

Reed Smith LLP
Princeton Forrestal Village
136 Main Street
Suite 250
Princeton, New Jersey 08540
Attn: Jonathan E. Stark, Esq.
Telecopier No.: (609) 951-0824
Email: jstark@reedsmith.com

If to the Lender:	TD Bank, N. A.
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
Attn: James E. Vogel
Senior Vice President
Telecopier No.: (201) 236-8959
Email: james.vogel@td.com

with a copy to:	DeCotiis, FitzPatrick, & Cole, LLP
Glenpointe Centre West
500 Frank W. Burr Boulevard
Teaneck, New Jersey 07666
Attn: Michael A. Gallo, Jr., Esq.
Telecopier No: (201) 928-0588
Email: mgallo@decotiislaw.com

All notices, payments, requests, reports, information or demands so given shall be deemed effective upon receipt or, if mailed, upon receipt or the expiration of the third day following the date of mailing, whichever occurs first, except that any notice of change in address shall be effective only upon receipt by the party to whom said notice is addressed. A failure to send the requisite copies does not invalidate an otherwise properly sent notice to the Borrower and/or the Lender. Notices and other communications to the Borrower and/or the Lender (and copies applicable parties thereto) hereunder may be delivered or furnished by electronic communication pursuant to procedures approved by the Lender. Unless the Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice of other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 10.03 Modifications In Writing. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the Lender and the Borrower.

Section 10.04 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of, and be enforceable by, any holder of the Revolving Credit Note issued hereunder or any part thereof.

Section 10.05 Sale of Loan Interest. The Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Lender’s obligations to lend hereunder and/or any or all of the loans held by the Lender hereunder. In the event of any such grant by the Lender of a participating interest to a Participant, (a) the Lender shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations hereunder and (b) the Lender shall provide written notice of any such grant after the purchase of the participating interest by such Participant. The Lender may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that the Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

Section 10.06 Pledge to the Federal Reserve. The Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents, including any portion of the Revolving Credit Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

Section 10.07 Integration. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Lender.

Section 10.08 GOVERNING LAW, SEVERABILITY. THIS AGREEMENT, THE REVOLVING CREDIT NOTE AND THE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREUNDER. WHEREVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

Section 10.09 SUBMISSION TO JURISDICTION.

(A) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE REVOLVING CREDIT NOTE OR ANY DOCUMENT RELATED THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW JERSEY OR OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF NEW JERSEY, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(B) THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFORESAID COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS PROVIDED HEREIN.

(C) NOTHING CONTAINED IN THIS SECTION 10.09 SHALL AFFECT THE RIGHT OF THE LENDER OR ANY HOLDER OF THE NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

Section 10.10 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE FACILITY OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES (INCLUDING DAMAGES EXPRESSLY SET FORTH IN THIS AGREEMENT). THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE

LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS AGREEMENT AND MAKE THE FACILITY.

Section 10.11 Additional Documentation: The Borrower shall execute and/or re-execute and cause any other Person who is a party to any Loan Document, to execute and/or re-execute and to deliver to the Lender or the Lender’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered. The Borrower agrees to comply with any written request by the Lender within ten (10) days after receipt by the Borrower of such request.

Section 10.12 Advertisement. The Borrower’s parent corporation, IDT Corporation, shall have the right to announce and publicize the financing evidenced by this Agreement as necessary or as required by applicable Law.

Section 10.13 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Lender may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

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SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to have been duly executed and delivered, all as of the day and year first above written.

IDT TELECOM, INC.

By:	/s/ Marcelo Fischer
Marcelo Fischer
Chief Financial Officer

TD BANK, N.A.

By:	/s/ James E. Vogel
James E. Vogel
Senior Vice President